UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                          Pursuant to Section 13 or 15(d) of the
                              Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported): February 25,  2003

                            ERIE FAMILY LIFE INSURANCE COMPANY
                  (Exact name of registrant as specified in its charter)

           PENNSYLVANIA                 2-39458                 25-1186315
  (State or other jurisdiction of     (Commission            (I.R.S. Employer
  incorporation)                       File Number)          Identification No.)


100 Erie Insurance Place, Erie, Pennsylvania                       16530
  (Address of principal executive offices)                      (Zip Code)

           Registrant's telephone number, including area code (814) 870-2000

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

Item 5. OTHER EVENTS.

On February 25, 2003, Erie Family Life Insurance Company issued a press release which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit Number        Description
--------------        -----------
99.1                  Press release dated February 25, 2003


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              Erie Family Life Insurance Company
                                                          (Registrant)

Date: February 25, 2003                          /s/ Philip A. Garcia
                              (Philip A. Garcia, Executive Vice President & CFO)



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
                          ERIE FAMILY LIFE REPORTS
                      FOURTH QUARTER AND FULL YEAR RESULTS

Erie, Pa. -- February 25, 2003 - Erie Family Life Insurance Company, a member of the Erie Insurance Group, reported net income of $3.0 million, or $0.31 per share, for the quarter ended December 31, 2002, compared to a net loss of $8.9 million, or $0.94 per share, for the same period in 2001. For the year ended December 31, 2002, net income grew to $8.8 million, or $0.94 per share, from $2.7 million, or $0.29 per share, in 2001. Increases in net investment income and reduced levels of realized losses on investments contributed to this increase.

Net income, excluding net realized gains/losses and related federal income taxes for the fourth quarter was $2.1 million and $2.3 million for 2002 and 2001, respectively. For the year ended December 31, 2002, net income excluding net realized gains/losses and related federal income taxes totaled $15.1 million compared to $15.5 million in 2001. Improvements in policy revenue and net investment income in 2002 were offset by increases in interest on deposits and amortization of deferred policy acquisition costs (DAC).

Total net policy revenue increased 5.1 percent to $13.0 million in the fourth quarter of 2002, from $12.3 million during the fourth quarter of 2001. For the year ended December 31, 2002, total net policy revenue increased $4.6 million, or 10.0 percent, to $51.1 million, from $46.5 million in 2001. Net premiums on traditional life insurance policies increased $2.5 million, or 7.8 percent, in 2002. First year net premiums increased 31.9 percent and net renewal premiums increased 4.4 percent. The popularity of the Company's newest term products, ERIE Flagship Term2 and ERIE Target Term, introduced in late 2001, contributed to the increase in the first year net premiums.

Net investment income increased 15.1 percent to $18.3 million during the fourth quarter of 2002. For the year ended December 31, 2002, net investment income increased 8.3 percent to $66.3 million compared to $61.2 million for the same period in 2001. The 2002 increases are the result of higher invested balances in the Company's fixed maturities portfolio.

During the fourth quarter of 2002, the Company recognized net realized gains on investments of $1.3 million, compared to losses of $17.1 million during the same period in 2001. The net realized gain in the fourth quarter of 2002 was primarily the result of the Company selling its entire stock portfolio in order to reduce equity price risk to the Company's balance sheet. The sale of the Company's common stock portfolio produced net realized gains of $6.6 million in the fourth quarter 2002. In the fourth quarter of 2001, fixed maturity investments in a loss position were sold as part of a year-end tax selling strategy. Net realized losses from sales of these securities totaled $18.0 million, resulting in recovery of $6.3 million in federal income taxes paid in previous years. For the year ended December 31, 2002, the Company incurred net realized losses on investments of $9.6 million, compared to losses of $19.6 million in 2001. The Company recognized realized losses in 2002 as a result of the sale of securities and $24.7 million in charges for other-than-temporary impairments of fixed maturities.

Interest expense incurred on annuity and universal life deposits increased 15.8 percent to $12.5 million in the fourth quarter of 2002, compared to $10.8 million in the fourth quarter of 2001. For the year ended December 31, 2002, interest expense on annuity and universal life deposits increased 11.4 percent to $47.0 million, from $42.2 million in 2001. This increase was the result of the increase in deposits from annuity and universal life products. Deposits from these products, which are not reported as revenue on the financial statements, increased $105.7 million to $187.7 million in 2002, compared to $82.0 million in 2001.

Amortization of DAC increased to $3.2 million in the fourth quarter of 2002, from $0.4 million during the same period in 2001. In the fourth quarter 2002, the Company determined that lower than expected margins were being realized on its term products due to actual expenses being higher than the original expense estimates. As a result, additional DAC amortization on term products of approximately $2 million was recorded in the fourth quarter of 2002 to reduce the DAC asset. Amortization of DAC totaled $8.4 million and $5.8 million for the years ended December 31, 2002 and 2001, respectively.

Commissions, general expenses, taxes, licenses and fees, net of DAC, increased $1.7 million, or 29.2 percent, to $7.6 million during the fourth quarter of 2002. For the year ended December 31, 2002, these expenses increased $3.5 million to $19.5 million. Commission expense, net of DAC, increased $1.4 million, or 57.0 percent, to $3.8 million in 2002. A smaller percentage of these expenses were capitalized in 2002 due to the anticipated lower profit margins produced by the newer term products.

The Company's total assets and shareholders' equity continued to grow in 2002. Total assets increased to $1.4 billion at December 31, 2002, from $1.2 billion at December 31, 2001. Total shareholders' equity increased 9.1 percent to $224.4 million at December 31, 2002.

Erie Family Life Insurance Company, rated A+ by A. M. Best Company, is a member company of the Erie Insurance Group that includes the Erie Indemnity Company, Erie Insurance Exchange, Erie Insurance Company, Erie Insurance Company of New York, Flagship City Insurance Company and Erie Insurance Property and Casualty Company.
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


According to A. M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 17th largest automobile insurer in the United States based on direct premiums written and the 25th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A++ (Superior) by A. M. Best Company, has more than 3.5 million policies in force and operates in 11 states and the District of Columbia.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company's other business activities during 2002 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions. These forward-looking statements reflect the Company's current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.


                             STATEMENTS OF OPERATIONS
                          AND FINANCIAL POSITION FOLLOW

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


ERIE FAMILY LIFE INSURANCE COMPANY
STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)




                                                   Three months ended December 31       Year ended December 31
                                                        2002             2001           2002              2001
                                                   ------------------------------     -------------------------
  REVENUES:
     Total net policy revenue                       $     12,971   $    12,338       $    51,129    $    46,491
     Net investment income                                18,261        15,863            66,286         61,181
     Net realized gains (losses) on investments            1,269       (17,139)           (9,610)       (19,646)
     Equity in (losses) earnings of limited
      partnerships                                           (69)         (680)            3,664            736
     Other income                                            255            66               815            752
                                                    -----------------------------------------------------------
  Total Revenues                                    $     32,687   $    10,448       $   112,284    $    89,514
                                                    -----------------------------------------------------------

  BENEFITS AND EXPENSES:
     Benefits to policyholders                      $      4,803   $     6,926       $    23,895    $    21,349
     Interest on deposits                                 12,541        10,827            46,969         42,173
     Amortization of deferred policy
       acquisition costs                                   3,173           371             8,427          5,818
     Commissions, general expenses,
       taxes, licenses and fees                            7,627         5,901            19,456         15,987
                                                    -----------------------------------------------------------
  Total Benefits and Expenses                       $     28,144   $    24,025       $    98,747    $    85,327
                                                    -----------------------------------------------------------

   Income (loss) before income taxes                $      4,543   $   (13,577)      $    13,537    $     4,187
     Provision for federal income taxes                    1,585        (4,698)            4,697          1,449
                                                    -----------------------------------------------------------
  Net Income (Loss)                                 $      2,958   $    (8,879)      $     8,840    $     2,738
                                                    ===========================================================
  Net Income (Loss) per share                       $       0.31   $     (0.94)      $      0.94    $      0.29
                                                    ===========================================================

  Dividends declared per share                      $       0.00   $      0.00       $      0.84    $      0.78
  Number of shares outstanding                             9,450         9,450             9,450          9,450




Reconciliation of Net Income to Net Income excluding Net Realized Gains (Losses) and Related Taxes


The table below reconciles the Company's GAAP-basis net income to net income excluding net realized gains (losses) and related income taxes. Management believes this measure assists the financial statement reader in interpreting and evaluating the financial results of the Company by removing the effects of gains and losses from investment sales, which could significantly impact the Company's financial results from one period to another based on the timing of investment sales and resulting gains or losses, which may or may not be recurring.



                                                   Three months ended December 31       Year ended December 31
(Amounts in thousands)                                  2002             2001           2002              2001
                                                   ------------------------------     ------------------------
Net Income (Loss)                                   $      2,958   $    (8,879)      $     8,840    $     2,738

  Net realized (gains) losses on investments              (1,269)       17,139             9,610         19,646
  Income tax expense (benefit) on
      realized (gains) losses                                444        (5,999)           (3,364)        (6,876)
                                                    -----------------------------------------------------------
      Realized (gains) losses net of income
         taxes                                      $       (825)  $    11,140       $     6,246    $    12,770
                                                    -----------------------------------------------------------

      Net income excluding net realized gains
         (losses) and related taxes                 $      2,133   $     2,261       $    15,086    $    15,508
                                                    ===========================================================


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


ERIE FAMILY LIFE INSURANCE COMPANY
STATEMENTS OF FINANCIAL POSITION
(Amounts in thousands, except per share data)

                                                                      December 31,           December 31,
                                                                          2002                   2001
                                                                   -----------------       ----------------
ASSETS
  Invested assets:
     Fixed maturities                                             $        1,039,367      $         730,270
     Equity securities                                                        68,749                103,675
     Limited partnerships                                                     16,053                 18,249
     Other invested assets                                                    17,901                 17,529
                                                                    -----------------       ----------------
Total invested assets                                             $        1,142,070      $         869,723

     Cash and cash equivalents                                                97,022                159,462
     Other assets                                                            150,527                140,257
                                                                    -----------------       ----------------
Total assets                                                      $        1,389,619      $       1,169,442
                                                                    =================       ================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
     Annuity and universal life deposits                          $          939,226      $         758,410
     Policy reserves and benefits                                            111,565                 96,202
     Other liabilities                                                       114,381                109,071
                                                                    -----------------       ----------------
Total liabilities                                                 $        1,165,172      $         963,683
Total shareholders' equity                                        $          224,447      $         205,759
                                                                    -----------------       ----------------
Total liabilities and shareholders' equity                        $        1,389,619      $       1,169,442
                                                                    =================       ================
Book value per share                                              $            23.75      $           21.77

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